EXHIBIT G

                                     FORM OF
                          INVESTMENT ADVISORY AGREEMENT

         INVESTMENT ADVISORY AGREEMENT dated ______________ between RMR Real Estate Fund (the "Fund"), a Massachusetts business trust, and RMR Advisors, Inc. (the "Advisor"), a Massachusetts corporation.

                                    RECITALS

         WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end, non-diversified management investment company;

         WHEREAS, the Advisor is registered under the Investment Advisors Act of 1940, as amended (the "Advisors Act"), as an investment advisor and engages in the business of acting as an investment advisor;

         WHEREAS, the Fund desires to employ the Advisor for, and the Advisor desires to provide, investment advisory services to the Fund upon the terms and conditions hereinafter set forth;

         NOW  THEREFORE,   in  consideration  of  the  mutual  covenants  herein
contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. Investment Description, Appointment. The Fund desires to employ its capital by investing and reinvesting in investments of the kind and in accordance with the investment objectives, policies and limitations specified in its Amended and Restated Declaration of Trust, as amended from time to time ("Charter"), its prospectus ("Prospectus") and statement of additional information ("Statement") filed with the Securities and Exchange Commission ("SEC") as part of the Fund's Registration Statement on Form N-2, as amended from time to time ("Registration Statement"), and in the manner and to the extent as may from time to time be approved by the Board of Trustees of the Fund (the "Board"). Copies of the Prospectus, the Statement and the Charter have been or will be submitted to the Advisor. The Fund agrees to provide copies of all amendments to the Registration Statement and the Charter to the Advisor on an on-going basis. The Fund hereby appoints the Advisor to act as the investment manager to the Fund. The
                  Advisor accepts the appointment and agrees to furnish the services for the compensation set forth below.

         2. Services as Investment Advisor. Subject to the supervision, direction and approval of the Board, the Advisor will (a) manage the Fund's holdings in accordance with the Fund's investment objectives and policies as stated in the Charter and the Registration Statement; (b) make investment decisions for the Fund; (c) place purchase and sale orders for portfolio transactions for the Fund; and (d) provide research services to the Fund. In providing those services, the Advisor will conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets. In
                  compliance   with
                  applicable law, the Advisor is hereby authorized to retain third parties and to delegate some or all of its duties and obligations under this paragraph 2 to such persons provided that such persons shall remain under the general supervision of the Advisor.

         3. Standard of Care and Indemnity. The Advisor shall give the Fund the benefit of its best judgment and effort in rendering services. The Advisor shall not be liable for any act or omission or for any loss sustained by the Fund in connection with the matters to which this Agreement relates, and the Fund hereby agrees to indemnify the Advisor against any liability or loss (and related counsel fees) incurred by Advisor while acting in any capacity set forth in this Agreement except those liabilities and expenses resulting from the Advisor's willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement. The indemnity from the Fund to the Advisor shall include payment of all costs and expenses of litigation (including counsel fees) unless and until a final determination is made by a court or other judicial or quasi judicial body that indemnity is not appropriate because of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations and after all appeals have been exhausted; provided, however, upon the entry of such a final determination, the Advisor shall be liable to reimburse the Fund for indemnity payments previously made.

         4. Services to Other Companies and Accounts. The Fund understands that the Advisor and its affiliates now act, will continue to act and may in the future act as investment advisor or fiduciary to other managed accounts and as investment advisor or property manager to other investment companies or trusts. Nothing in this Agreement shall prevent the Advisor or any director, officer, employee or other affiliate of the Advisor from acting as investment advisor, property manager, fiduciary or administrator for any other person, firm or corporation, or from engaging in any lawful activity, and shall not in any way limit or restrict the Advisor or any of its directors, officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Advisor will undertake no activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement and further provided that that whenever the Fund and one or more other clients advised by the Advisor have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed to be equitable to each client. The Fund recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Fund. In addition, the Fund understands that the persons employed by the Advisor to assist in the performance of the Advisor's duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of the Advisor or any affiliate of the Advisor to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

         5.       Portfolio   Transactions   and   Brokerage.   Subject  to  the
                  supervision of the Board, the Advisor is authorized, for the purchase and sale of the Fund's portfolio securities, to employ such securities dealers and brokers and to negotiate brokerage commissions on behalf of the Fund as may, in the judgment of the Advisor, implement the policy of the Fund to obtain the best net results taking into account such factors as: the net price available; the reliability, integrity and financial condition of the broker; the size of and difficulty in executing the order; and the value of the expected contribution of the broker to the Fund's investment performance on a continuing basis. The Fund understands that the cost of the brokerage commissions in any transaction may be greater than that available from other brokers if the difference is reasonably justified by other aspects of the services offered. Subject to such policies and procedures as the Board may determine, the Advisor may cause the Fund to pay a broker that provides research services to the Advisor an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting that transaction, if the Advisor determines in good faith that such amount of commission was reasonable in relation to the value of the research service provided by such broker viewed in terms of either that particular transaction or the Advisor's ongoing responsibilities under this Agreement. The Fund understands that research and investment information provided at no cost to the Advisor by brokers that are paid by the Fund will be available to benefit other accounts advised by the Advisor and its affiliates. In the allocation of the Fund's brokerage business the Advisor is authorized to consider (i) its use of statistical, research and other services furnished by brokers;
                  (ii) payments made by brokers effecting transactions for the Fund to other persons on the Fund's behalf for services (such as custodial or professional fees); and (iii) sales of Fund shares.

         6. Compensation of the Advisor. In consideration of the advisory services pursuant to this Agreement, the Fund agrees to pay to the Advisor, on the first business day of each month a fee ("Advisory Fee") for the previous month, and the Advisor agrees to accept as full compensation for all services rendered by the Advisor, computed at the annual rate of .90% of the sum of the Fund's average daily total assets attributable to the Fund's outstanding common shares, plus the liquidation preference of the Fund's outstanding preferred shares plus the principal amount of any debts or borrowings evidenced by notes, commercial paper or other similar instruments issued by the Fund ("Average Daily Total Assets"). The value of the Fund's Average Daily Total Assets shall be computed at the times and in the manner specified by the Registration Statement. For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be.

         7.       Fee  Waiver.  Notwithstanding  the  provisions  of  the  above
                  Section 6, during the five year period following the closing of the Fund's first public offering of common shares, (i) the Advisor agrees to waive a portion of its Advisory Fee equal to an annual rate of .20% of Average Daily Total Assets.

         8. Duration and Termination. This Agreement shall become effective on the date first set forth and above and continue for two (2) years. Thereafter, this Agreement will continue from year to year, or for such longer terms as may be approved by Board (including a majority of the Trustees who are not "interested persons" of the Advisor, as defined by the 1940
                  Act) and as may be permitted by the 1940 Act, but only so long as such continuation is specifically approved at least as often as required by the 1940 Act, as it may be amended from time to time.

                  So long as the 1940 Act requires these provisions respectively: (i) this Agreement may be terminated by the Fund at any time without penalty upon giving the Advisor sixty days' notice and payment of any unpaid compensation to the Advisor described in Section 6, above, earned prior to such termination, provided that such termination by the Fund shall be directed or approved by the vote of a majority of the Trustees of the Fund in office at the time or by the vote of the holders of a "majority" (as defined in the 1940 Act) of the voting securities of the Fund at the time outstanding and entitled to vote; (ii) this Agreement shall terminate automatically in the event of its assignment (as "assignment" is defined in the 1940 Act).

         9. Amendment. No amendment of this Agreement shall be effective unless it is in writing and signed by the party against which enforcement of the amendment is sought.

         10. Non-Liability of Shareholders, Trustees, etc. The Charter is on file with the Secretary of State of The Commonwealth of Massachusetts. This Agreement is executed on behalf of the Fund, by the Trustees or by an officer or officers of the Fund in their capacity as such and not individually, and neither the shareholders nor the Fund's Trustees nor any officers, employees or agents shall be liable thereunder and the Advisor shall look solely to the Fund's estate for the payment of any claim hereunder or for the performance of the Fund's duties created by this Agreement.

         11. Expenses. The Advisor will bear all the expenses in connection with the performance of its advisory services under this agreement. The Fund will bear all other expenses incurred in the operations of the Fund including, but not limited to the fees payable under this Agreement, brokerage commissions, taxes, interest, distributions, legal, auditing, SEC, blue sky qualification or other governmental fees, rating agency fees, the cost of preparing share certificates, custodian, transfer and shareholder service agent costs, accounting costs, administration services costs (including those fees charged by any party under any administration or sub-administration agreements approved by the Board) expenses of issue, sale, redemption and repurchase of shares, dividend disbursing expenses, expenses of registering and qualifying shares for sale, the Fund's and its Board members' proportionate share of insurance premiums, fees of the Board members of the Fund who are not "affiliated persons" (as defined in the 1940 Act) of the Advisor or any affiliate of the Advisor, expenses relating to Board and shareholder meetings, the cost of preparing and distributing reports, notices and proxy statements to shareholders, the fees and other expenses incurred related to the Fund's membership in investment company organizations and the cost of printing copies of prospectuses and statements of additional information for regulatory purposes and for distribution to the Fund's shareholders and any extraordinary expenses.

         12. Governing Law. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts for contracts to be performed entirely therein without reference to choice of law principles and in accordance with the applicable provisions of the 1940 Act.

         13. Notices. Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of notices and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

         14. License Agreement. The Fund shall have the non-exclusive right to use the name "RMR Real Estate Fund" to designate any current or future series of shares and may use the term "RMR", including marks and symbols containing such term or variations thereof as considered appropriate, only so long as RMR Advisors, Inc. serves as investment manager or advisor to the Fund.

         IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their respective seals to be hereunto affixed, all as of the day and the year first above written.

                                      RMR REAL ESTATE FUND

                                      By:_________________________

                                      _________________, President



                                      RMR ADVISORS, INC.

                                      By:_________________________


                                      _________________, Treasurer